SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
               PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


                            GRIFFIN INDUSTRIES, INC,
           ---------------------------------------------------------
               (Exact name of registrant as specified in charter)


           MARYLAND                                    91-1869317
------------------------------------        ------------------------------------
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)


1111 THIRD AVENUE, SUITE 2500
SEATTLE, WASHINGTON                                      98101
------------------------------------        ------------------------------------
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code (206)  326-8090
                                                   -------------------


Securities to be registered pursuant to 12(b) of the Act: None

Securities to be registered pursuant to 12(g) of the Act:

                         Common Stock, $.001 par value
                   ---------------------------------------
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.  BUSINESS

(a)  General Development of Business

     GENERAL. Griffin Industries, Inc. ("Griffin", "Company" or "Issuer"), a Maryland corporation, is a non-diversified closed-end management investment company which has filed a notice of election to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 ("1940 Act"). The Company was incorporated on October 14, 1997. The Company has not conducted any operations to date. Its principal office is located at 1111 Third Avenue, 25th Floor, Seattle, Washington, 98101 and its telephone number is (206) 326-8090. The Company has been organized to provide investors with the opportunity to participate with a modest amount in venture capital investments that are generally not available to the public and that typically require substantially larger financial commitments. In addition, the Company will provide professional management and administration that might otherwise be unavailable to investors if they were to engage directly in venture capital investing. The Company has recently elected to be regulated as a Business Development Company ("BDC") under the Investment Company Act, and will operate as a non-diversified company as that term is defined in the Investment Company Act.


     USE OF PROCEEDS. The proceeds of this offering will be applied in the estimated amounts set forth below.

                                               Amount                    Percent
                                               ------                    -------

Gross Offering Proceeds    ...................$1,000,000                 100.00%
Legal Fees and Expenses Associated............$ (115,000)                 15.00%
with Offering
Blue Sky Registration Fees....................$ ( 50,000)                  5.00%
                                              -----------                -------

Amount Available for Investment,
Subsequent Years' Operating Costs,
Organizational Costs and Distribution
Expenses......................................$  835,000                  83.50%

     Pending their investment as described herein, the Company will invest its available funds in interest-bearing bank accounts, Treasury securities and/or certificates of deposit with maturities of less than one year. The Company may also invest such funds in commercial paper (rated or unrated) and other short-term securities. Cash, cash items, securities issued or guaranteed by the United States Treasury or United States government agencies and high quality debt securities (commercial paper rated in the two highest rating categories by Moody's Investor Services, Inc. or Standard & Poor's Corporation or, if not rated, issued by a company having an outstanding debt issue so rated or corporate bonds rated at least AA) with maturities of less than one year at the time of investment will qualify for determining whether the Company has 70% of its total assets invested in types of assets specified in Section 55 of the Investment Company Act.

(b)  Financial Information About Industry Segments.

     Not applicable; the Company has not commenced business and has no reserves.

(c)  Narrative Description of Business.

     GENERAL. The Company is in the business of investing in emerging companies that are in the growth stage of development by providing investment capital and actively providing managerial assistance and otherwise helping to build those companies. Initially, Griffin will seek to invest in companies that are in the equipment rental industry and specifically in those companies that rent heavy and industrial machinery and equipment used in land escavating and in the construction industry. In addition, the company has targeted the following industries in which it may seek to invest: Business equipment rentals, temporary and permanent staffing companies and companies involved in information technology.

     The Company has not yet commenced operations and is registering its shares of common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act"), in compliance with the requirement of Section 54(a)(2) of the Investment Company Act of 1940 ("1940 Act").

             DEFINITION AND NATURE OF BUSINESS DEVELOPMENT COMPANIES

     The 1940 Act defines a business development company ("BDC") as a closed end management investment company that provides small businesses that qualify as an "eligible portfolio company" with investment capital and also significant managerial assistance. A BDC is required under the 1940 Act to invest at least 70% of its total assets in qualifying assets ("Qualifying Assets") consisting of
(a) "eligible portfolio companies" as defined in the 1940 Act and (b) certain other assets including cash and cash equivalents.

     An eligible portfolio company generally is a United States company that is not an investment company and that (i) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; (ii) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (iii) meets such other criteria as may be established by the SEC. Control under the 1940 Act is presumed to exist where a BDC owns more than 25% of the outstanding voting securities of the eligible portfolio company.

     An example of an eligible portfolio company is a new start up company or a privately owned company that has not yet gone "public" by selling its shares in the open market and has not applied for having its shares listed on a nationally recognized exchange such as the NYSE (New York Stock Exchange), the American Stock Exchange (AMEX), or the National Association of Securities Dealers' Automated Quotation System (NASDAQ), National Market System. An eligible portfolio company can also be one which is subject to filing, has filed, or has recently emerged from reorganization protection under Chapter 11 of the Bankruptcy Act.

     As a BDC, the Company must invest at least 70% of its total assets in qualifying assets ("Qualifying Assets") consisting of (a) "eligible portfolio companies" as defined in the 1940 Act ("Eligible Portfolio Companies") and (b) certain other assets including cash and cash equivalents. An eligible portfolio company generally is a United States company that is not an investment company and that (i) does not have a class of securities registered on an exchange or included in the Federal Reserve Board's over-the-counter margin list; (ii) is actively controlled by a BDC and has an affiliate of a BDC on its board of directors; or (iii) meets such other criteria as may be established by the SEC. A BDC may invest the remaining 30% of its total assets in non-Qualifying Assets, including companies that are not Eligible Portfolio Companies. The foregoing percentages will be determined, in the case of financings in which the Company commits to provide financing prior to funding the commitment, by the amount of the Company's total assets represented by the value of the maximum amount of securities to be issued by the borrower or lessee to the Company pursuant to such commitment.

                              INVESTMENT OBJECTIVES

     CAPITAL APPRECIATION. The Company's investment objective is to obtain long term capital appreciation from investments in emerging and established companies that the Managers believe offer special opportunities for growth. The Company plans on accomplishing this by: (1) investing in and providing strategic, managerial, and operational support to emerging growth companies primarily engaged in the equipment rental business, temporary and permanent staffing, in the information technology business and in other industries and businesses that the Company's management determines are likely to grow significantly in the next five to seven years.

     INVESTMENT OBJECTIVES MAY NOT BE CHANGED OR MODIFIED WITHOUT A SHARE HOLDER VOTE. The following investment objectives of the Company cannot be changed without a vote of the holders of a majority of the voting securities. However, the manner in which the company intends to achieve its investment objectives is within the discretion of the Company's Board of Directors and management and may be changed at any time by Board action.

     The goal of Griffin is to identify and invest in prospective portfolio companies whose equity has the potential for significant appreciation, and to minimize portfolio losses by careful selection of such portfolio companies and active participation with its portfolio companies.

     Griffin will invest in those companies that are capable of being market leaders and which are at a stage of development that would benefit from Griffin's business development and management support, financing, and market knowledge. The Company, however, will not be limited to investing in portfolio companies that are exclusively in the equipment rental, temporary and permanent staffing and the information technology industries.

     The Company will realize value for its shareholders by selling the equity securities of its Portfolio Companies for a profit, either to private investors or by taking the Portfolio Companies public (generally through an offer to Griffin's shareholders of rights to purchase stock of the portfolio company in its initial public offering). Value will also be realized through continued ownership in the Portfolio Companies, consulting fees received in connection with assisting in the continued operations of the emerging companies and through the sale of a partial or the complete ownership interest in its Portfolio
Companies. There can be no assurance, however, that the Company will be successful in selling any equity securities of its Portfolio Companies for a profit at any time in the future.

                        INVESTMENT POLICIES OF THE ISSUER

     For purposes of these investment policies and unless otherwise specified, references to the percentage of the Company's total assets "invested" in securities of a company will be deemed to refer, in the case of financings in which the Company commits to provide financing prior to funding the commitment, to the amount of the Company's total assets represented by the value of the maximum amount of securities to be issued by the eligible portfolio company to Griffin pursuant to such commitment; the Company will not be required to divest securities in its portfolio or decline to fund an existing commitment because of a subsequent change in the value of securities the Company has previously acquired or committed to purchase. UNLESS OTHERWISE STATED HEREIN, OR PROHIBITED BY THE INVESTMENT COMPANY ACT OF 1940, ALL OF THE FOLLOWING INVESTMENT POLICIES ARE SUBJECT TO CHANGE WITHOUT THE PRIOR VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTING SECURITIES OF GRIFFIN. SEE RISK FACTORS.

     INVESTMENT GUIDELINES. In selecting investments for the Company's initial portfolio, the Company will endeavor to meet the following investment guidelines, as established by the Company's initial board of directors. The Company may, however, make investments that do not conform to one or more of these guidelines when deemed appropriate by the Company. Such investments might be made if the Company believes that a failure to conform in one area is offset by exceptional strength in another or is compensated for by a higher yield, favorable warrant issuance or other attractive terms or features.

     TYPES OF INVESTMENTS: Griffin will only seek to acquire controlling interests or the rights to acquire a controlling interest (where a "controlling interest" is defined as greater than twenty five percent of the issued capital stock) in each of its eligible portfolio companies in exchange for cash and/or Griffin common stock or other asset(s) held by Griffin. Thus, Griffin will not invest in any portfolio company in which it cannot acquire an immediate controlling interest or secure the rights to acquire a controlling interests in such portfolio company within a period of twelve months from the date of the initial investment. In addition, the Company will seek to diversify its portfolio based on the stage of development of its eligible portfolio companies by limiting the Company's aggregate investment in securities of companies that, in the opinion of the Board, are in the start-up stage to a maximum of twenty five percent of the Company's total assets. Thus, upon the successful closing of this offering, the Company's total assets are likely to be approximately $800,000 in cash and/or marketable securities. In such case, the aggregate investment the Company will make towards start up stage companies will be twenty five percent of said amount, or $200,000. The Company will seek to invest the remainder of the Company's assets in securities of companies that, in the opinion of the Company, are in the growth or mezzanine stage. Due to its limited resources post closing of this offering, the Company will not make any investments in companies that are in the seed capital stage. For purpose of these investment guidelines, the stages of development are defined as follows:

     A) Seed capital companies represent the earliest stage of development. These companies have raised relatively modest equity capital to prove a concept and qualify for start-up capital. Their activities generally are limited to product development, scientific and market research, recruiting a management team and developing a business plan. These companies likely do not have financial support from either venture capitalists or larger companies making strategic investments.

     B) Start-up stage companies are completing or have recently completed product development and initial marketing, but have not sold their products commercially. Generally such firms have made market studies, assembled key management, developed a business plan and are ready to commence operations.

     C) Emerging growth stage companies have initiated or are about to initiate full-scale operations and sales, but may not be showing a profit.

     D) Mezzanine stage companies are approaching or have attained break even or profitability and are continuing to expand. An acquisition or initial public offering may be imminent.

     Classification of a company by stage of development necessarily involves a subjective judgment by the Company, and it is possible that other investors or market analysts would classify a company differently than the classification used by the Company.

     QUALITY OF INVESTMENT GUIDELINES. The Company will seek to invest at least 75% of the Company's total investment capital raised pursuant to this offering and all subsequent offerings during the next 6 months in equity of emerging companies that meet the following criteria:

     A) The eligible portfolio company has a minimum capitalization of at least $1,000,000.00;

     B) The eligible portfolio company has at least six months available cash to fund its operations and indications from other equity investors of additional investment;

     C)   The  eligible   portfolio   company's   business   plan   contemplates
          sales/revenues of at least $25 million within 5 years;

     D) The eligible portfolio company is within an industry, that is in the opinion of Griffin's management, to be rapidly expanding or will experience significant growth over the next several years;

     E) All mezzanine and growth stage Portfolio Companies in which Griffin will invest will require a careful evaluation of their financial records, including an evaluation of the following:

          1) Audited financial statements and notes to the financial statements including: Management discussion of operations and liquidity; details regarding all forms of actual compensation of management and affiliates by the entity; details regarding the contractual rights of management and affiliates to compensation by the entity; number of shares outstanding at the beginning of the period and the end of the period and an explanation of the difference, if any, and a detailed discussion of the entity's rights and obligations under any joint ventures entered into (whether before or after the offering) along with a full discussion of any conflicts of interest management may have in entering into such joint ventures on behalf of the entity.

          2)   Equipment list and appraisal of equipment;

          3)   Facilities, current product descriptions;

          4)   Current management resumes, employment contracts;

          5) All material contracts (and amendments) currently in effect, including, without limitation, leases, sales, purchase, financing, distribution, franchise, intellectual property, employment, insurance, employee benefit, and joint-venture contracts; currently outstanding contractual offers by and to the target company;

          6)   Correspondence   with  contracting   parties  regarding  contract
               interpretation, claims, or threats of contract litigation;

          7)   Documents    relating   to   the   target   company's    internal
               determinations as to whether it can, or should, fulfill a particular contract;

          8) Documents relating to material acquisitions and divestitures for the immediately preceding five years, particularly agreements involving covenants by or in favor of the target company;

          9) Certified copies of the company's Certificate or Articles of Incorporation and all amendments thereto to date, as well as any proposed amendments;

          10)  Certified copies of the company's Bylaws, as amended to date;

          11) Minute books of the company, including minutes of the meetings of the board of directors, any committee (whether of the board or otherwise), and shareholders for the last five years to date;

          12)  The company's stock transfer or stock ledger books;

          13) The form(s) of the company's stock certificates and the language of all legends or specific terms appearing thereon;

          14) All stock option, bonus, incentive, or pension plans, and any other agreements to issue shares of the company or any of its subsidiaries in the future;

          15) All agreements relating to the beneficial ownership, voting rights, or pledge of the company's common or preferred stock;

          16) All agreements under which registration or preemptive rights are granted to shareholders of the company;

          17) All agreements, offering circulars, letters of intent, written proposals, or memoranda of any oral proposals for the disposition, acquisition, or distribution of any of the assets or shares of the company;

          18) List of all shareholders of the company, cross-checked against the stock books and disclosing the status of ownership of each (e.g., joint, in trust, minor);

          19) An opinion from auditors regarding the fully paid and non assessable character of the company's shares;

          20) All shareholder correspondence with the company for the last year;

     INDEPENDENT APPRAISAL. Also, in investing in later stage companies and in other cases which warrant such an evaluation, the Company will have a detailed appraisal made of the company to be invested in by a business appraiser who is certified by the American Society of Appraisers.

     DIVERSIFICATION.  As a BDC,  Griffin  must invest at least 70% of its total assets in Qualifying Assets consisting of eligible portfolio companies and certain other assets including cash and cash equivalents. In order to receive favorable pass-through tax treatment on its distributions to its shareholders, the Company intends to diversify its pool of investments in such a manner so as to qualify as a diversified closed end management investment company. However, because of the limited size of this offering and the resultant funding available, the Company will likely be classified as a "non-diversified" closed end investment company under the 40 Act. Until the Company qualifies as a RIC "Registered Investment Company", it will not be subject to the diversification requirements applicable to RICs under the Internal Revenue Code and receive favorable pass through tax treatment on distributions made out to its shareholders. Commencing with the close of this offering, the Company will seek to increase the diversification of the Company's portfolio so as to make it possible to meet the RIC diversification requirements, as described below. There can be no assurance, however, that the Company will be able to meet those requirements.

     To qualify as a RIC, the Company must meet the issuer diversification standards under the Internal Revenue Code that require that, at the close of each quarter of the Company's taxable year, (i) not more than 25% of the market value of its total assets is invested in the securities of a single issuer, and
(ii) at least 50% of the market value of its total assets is represented by cash, cash items, government securities, securities of other RICs and other securities (with each investment in such other securities limited so that not more than 5% of the market value of the Company's total assets is invested in the securities of a single issuer and the Company does not own more than 10% of the outstanding voting securities of a single issuer). For purposes of the diversification requirements under the Internal Revenue Code, the percentage of the Company's total assets "invested" in securities of a company will be deemed to refer, in the case of financings in which the Company commits to provide financing prior to funding the commitment, to the amount of the Company's total assets represented by the value of the securities issued by the eligible portfolio company to the Company at the time each portion of the commitment is funded.

     WARRANTS AND EQUITY SECURITIES. Griffin will acquire warrants to purchase equity securities and/or convertible preferred stock of the eligible portfolio companies in connection with providing venture financing. The terms of the warrants, including the expiration date, exercise price and terms of the equity security for which the warrant may be exercised, will be negotiated individually with each eligible portfolio company, and will likely be affected by the price and terms of securities issued by the eligible portfolio company to other venture capitalists and other holders. It is anticipated that most warrants will be for a term of five to ten years, and will have an exercise price based upon the price at which the eligible portfolio company most recently issued equity securities or, if a new equity offering is imminent, will next issue equity securities. The equity securities for which the warrant will be exercised generally will be common stock (of which there may be one or more classes) or convertible preferred stock. Substantially all the warrants and underlying equity securities will be restricted securities under the 1933 Act at the time of the issuance; the Company generally negotiates registration rights with the borrower or lessee that may provide (i) "piggyback" registration rights, which permit the Company under certain circumstances to include some or all of the securities owned by it in a registration statement filed by the eligible portfolio company, or (ii) in very rare circumstances, "demand" registration rights permitting the Company under certain circumstances to require the eligible portfolio company to register the securities under the 1933 Act (in some cases at the Company's expense). The Company will generally negotiate "net issuance" provisions in the warrants, which allow the Company to receive upon exercise of the warrant without payment of any cash a net amount of shares determined by the increase in the value of the issuer's stock above the exercise price states in the warrant.

     Griffin will make available significant managerial assistance through its officers to certain companies whose securities are held in the Company's portfolio but will not be obligated to do so. Although each warrant or preferred stock purchase will contain customary and negotiated representations, warranties, covenants and events of default to protect the Company, typically, the Company will retain a seat on the Board of the eligible portfolio company, retain covenants against subordination of its dividend and liquidation preferences associated with its preferred shares, and secure, whenever possible and practicable, its interest against land, equipment and other tangible assets of the eligible portfolio company.

     LEVERAGE. The Company intends to borrow money from and issue debt securities to banks, insurance companies and other lenders to obtain additional funds. Under the 1940 Act, the Company may not incur borrowings unless, immediately after the borrowing is incurred, such borrowings would have "Asset Coverage" of at least 200%. "Asset Coverage" means the ratio which the value of the Company's total assets, less all liabilities not represented by (i) the borrowings and (ii) any other liabilities constituting senior securities under the 1940 Act, bears to the aggregate amount of such borrowings and senior securities. The practical effect of this limitation is to limit the Company's borrowings and other senior securities to 50% of its total assets less its liabilities other than the borrowings and other senior securities. The 1940 Act also requires that, if the Company borrows money, provision be made to prohibit the declaration of any dividends or other distribution on the shares (other than a dividend payable in shares), or the repurchase by the Company of shares, if, after payment of such dividend or repurchase of shares, the Asset Coverage of such borrowings would be below 200%. If the Company is unable to pay dividends or distributions in the amounts required under the Internal Revenue Code, it might not be able to qualify as a RIC or, if qualified, to continue to so qualify. The use of leverage increases investment risk. Lenders are expected that the Company pledge portfolio assets as collateral for loans. If the Company is unable to service the borrowings, the Company may risk the loss of such pledged assets. Lenders are also expected to require that the Company agree to loan covenants limiting the Company's ability to incur additional debt or otherwise limiting the Company's flexibility, the loan agreements may provide for acceleration of the maturity of the indebtedness if certain financial tests are not met. To minimize risks associated with leveraging, the Company will not seek borrowings that have less than 400% of Asset Coverage, or borrow more than 25% of its assets minus its liabilities.

     TEMPORARY INVESTMENTS. Pending investment in venture financing transactions and pending distributions, the Company will invest excess cash in (i) securities issued or guaranteed by the U.S. government, its agencies or instrumentalities;
(ii) repurchase  agreements fully collateralized by U.S. government  securities;
(iii) short-term high-quality debt instruments of U.S. corporations; and (iv) pooled investment Funds whose investments are restricted to those described above. All such investments will mature in one year or less. The U.S. government securities in which the Company may invest include U.S. government securities backed by the full faith and credit of the U.S. government (such as Treasury bills, notes and bonds) as well as securities backed only by the credit of the issuing agency. Corporate securities in which the Company may invest include commercial paper, bankers' acceptances and certificates of deposit of domestic or foreign issuers.

     The Company also may enter into repurchase agreements that are fully collateralized by U.S. government securities with banks or recognized securities dealers in which the Company purchases a U.S. government security from the institution and simultaneously agrees to resell it to the seller at an agreed-upon date and price. The repurchase price is related to an agreed-upon market rate of interest rather than the coupon of the debt security and, in that sense, these agreements are analogous to secured loans from the Company to the seller. Repurchase agreements carry certain risks not associated with direct investments in securities, including possible declines in the market value of the underlying securities and delays and costs to the Company if the other party to the transaction defaults.

     RESERVE MANAGEMENT. The Company must retain significant reserves for a number of years after the Offering Close Date in order to have sufficient funds for equity-oriented follow-on investments in Portfolio Companies. The Company intends on registering additional common stock for subsequent sale to meet the funding requirements for such follow on investments. As such, the Company will likely have cash reserves from subsequent common stock sales. In order to enhance the rate of return on these reserves and increase the amounts ultimately available for equity-oriented investments and Company operating expenses, the Company will engage in a reserve management strategy that may include making secured loans to its Portfolio Companies, potential Portfolio Companies, or similar types of corporations. The Company also expects to invest some portion of these reserves in either publicly traded securities or in mutual funds, subject to applicable legal limits or SEC exemptive orders.

     AVERAGE INVESTMENT. The amount of funds committed to a Portfolio Company and the ownership percentage received will vary depending on the maturity of the company, the quality and completeness of the management team, the perceived business opportunity, the capital required compared to existing capital, and the potential return. Although investment amounts will vary considerably, the Company's Management expect that the average investment (including follow-on investments) will be between $250,000 and $5,000,000.

     OTHER INVESTMENT POLICIES. The Company will not sell securities short, purchase securities on margin (except to the extent the Company's permitted borrowings are deemed to constitute margin purchases), write puts or calls, purchase or sell commodities or commodity contracts. The Company will not underwrite the securities of other companies, except to the extent the Company may be deemed an underwriter upon the disposition of restricted securities acquired in the ordinary course of the Company's business.

     NON-QUALIFYING ASSET INVESTMENTS. The Company intends to invest its assets not required to be invested in Qualified Assets in acquiring commercial and residential real estate and in purchasing securities in publicly traded companies that cannot be classified as Eligible Portfolio Companies under the 1940 Act.

TAX INFORMATION

     The following is a general summary of certain of the United States federal income tax laws relating to the Company and investors in its units. This discussion is based on the Internal Revenue Code, regulations, published rulings and procedures and court decisions as of the date hereof. The tax law, as well as the implementation thereof, is subject to change, and any such change might interfere with the Company's ability to qualify as a RIC or, if the Company so qualifies, to maintain such qualification. This discussion does not purport to deal with all of the United States federal income tax consequences applicable to the Company or to all categories of investors, some of whom may be subject to special rules. In addition, it does not address state, local, foreign or other taxes to which the Company or its investors may be subject, or any proposed changes in applicable tax laws. Investors should consult their tax advisers with respect to an investment in Company Shares.

     TAXATION OF THE COMPANY AS AN ORDINARY CORPORATION. It is anticipated that, commencing with the second year of its investment operations, the Company will seek to meet the requirements, including diversification requirements, to qualify for the special pass-through status available to RICs under the Internal Revenue Code, and thus to be relieved of federal income tax on that part of its net investment income and realized capital gains that it distributes to shareholders. Unless and until the Company meets these requirements, it will be taxed as an ordinary corporation on its taxable income for that year (even if that income is distributed to shareholders) and all distributions out of its earnings and profits will be taxable to shareholders as dividends; thus, such income will be subject to a double layer of tax (although corporate shareholders may be entitled to a dividends-received deduction). There is no assurance that the Company will meet the requirements to qualify as a RIC.

     TAXATION OF THE COMPANY AS A RIC. CONSEQUENCES OF CONVERTING FROM AN ORDINARY CORPORATION TO A RIC. In order to qualify as a RIC, the Company must, at the end of the first year in which it so qualifies, have no accumulated earnings and profits from years in which it was not taxed as a RIC. To meet this requirement, the Company must, before the end of the first year in which it qualifies as a RIC, distribute as dividends all of its accumulated earnings and profits. In addition to the foregoing, pursuant to a published notice of the Internal Revenue Service, the Company must either (i) elect to recognize gain on the disposition of any asset during the ten year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Company qualifies as a RIC that is held by the Company as of the beginning of such Recognition Period, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (such excess, hereinafter, "built-in gain"), taxable at the highest regular corporate rates or (ii) immediately recognize and pay tax on any such built-in gain with respect to any of its portfolio holdings and, as described above, distribute the earnings and profits from such deemed sales. As a RIC, the Company would not be able to use any net operating loss carryforwards relating to periods prior to the first year in which the Company qualifies as a RIC. The Administration, in effect, has proposed that clause (ii) automatically apply to an ordinary corporation that converts to a RIC after January 1, 1998 if the value of the assets of such corporation exceeds $5,000,000. Even if enacted in its present form, it is unlikely that this proposed legislation would apply since the Company intends to cause the Company to elect RIC status prior to January 2, 1998. In any event, the amount of any such "built-in gain" is likely to be fairly nominal as of the date of conversion.

     RIC QUALIFICATION REQUIREMENTS. To qualify as a RIC, the Company must distribute to its shareholders for each taxable year at least 90% of its investment company taxable income (consisting generally of net investment income and net short-term capital gain) ("Distribution Requirement") and must meet several additional requirements. Among the requirements are the following: (a) the Company must derive at least 90% of its gross income each taxable year from dividends, interest, payments with respect to loans of securities and gains from the sale or other disposition of securities or other income derived with respect to its business of investing in securities ("Income Requirement"); (b) the Company must derive less than 30% of its gross income each taxable year from gains from the sale or other disposition of securities held for less than three months; (c) the Company must diversify its assets so that, at the close of each quarter of the Company's taxable year, (i) not more than 25% of the market value of its total assets is invested in the securities of a single issuer or in the securities of two or more issuers that the Company controls and that are engaged in the same or similar trades or businesses or related trades or businesses and
(ii) at least 50% of the market value of its total assets is represented by cash, cash items, government securities, securities of other RICs and other securities (with each investment in such other securities limited so that not more than 5% of the market value of the Company's total assets is invested in the securities of a single issuer and the Company does not own more than 10% of the outstanding voting securities of a single issuer) ("Diversification Requirement"); and (d) the Company must file an election to be treated as a RIC. If, after initially qualifying as a RIC, the Company fails to qualify for treatment as a RIC for a taxable year, it would be taxed as an ordinary corporation on its taxable income for that year and all distributions out of its earnings and profits would be taxable to shareholders as dividends (that is, ordinary income). In such a case, there may be substantial tax and other costs associated with re-qualifying as a RIC. Although there is substantial uncertainty on several relevant issues, if the Administration's proposal were enacted and in effect as of the date the Company were to attempt to requalify as a RIC, the Company could be subject to the tax consequences described in the immediately preceding paragraph if such legislation were to apply to a re-election of a previously disqualified RIC.

     The Company would be subject to a nondeductible 4% excise tax ("Excise Tax") to the extent it fails to distribute by the end of any calendar year at least 98% of its ordinary income for such calendar year and 98% of its capital gain net income for the one-year period ending on October 31 of such calendar year, plus certain other amounts. For these purposes, any taxable income retained by the Company, and on which it pays federal income tax, would be treated as having been distributed.

     The Company currently intends to distribute in each year for which it qualifies as a RIC substantially all of its net investment income and capital gain net income so as to not be subject to federal income or excise taxes.

     TAXATION OF THE COMPANY'S SHAREHOLDERS IF THE COMPANY QUALIFIES AS A RIC. Dividends paid to shareholders that are attributable to the Company's net investment income will be taxable to shareholders as ordinary income. Capital gain distributions are taxable as long-term capital gains regardless of how long the shareholder has held the Shares. It is not anticipated that a significant portion of the Company's dividends will qualify for the dividends-received deduction for corporations.

     Distributions are generally taxable to shareholders at the time the distribution is received. However, any distribution declared by the Company in October, November or December, made payable to shareholders of record in such a month and paid the following January, is deemed to have been paid by the Company and received by shareholders on December 31 of the year declared. This will prevent the application of the Excise Tax, discussed above, to the Company as a result of the delay in the payment of the dividends.

     If, for any calendar year, the Company's total distributions exceed its net investment income and net capital gains, the excess will generally be considered a tax-free return of capital to a shareholder to the extent of the shareholder's adjusted basis in its shares and then as capital gain. The amount treated as tax-free return of capital will reduce the adjusted basis of a shareholder's Shares, thereby increasing the potential gain or reducing the potential loss on the sale of the Shares.

     In general, upon the sale or other disposition of Shares, the selling shareholder will recognize a gain or loss equal to the difference between the amount realized on the sale and the seller's adjusted basis in the Shares. Any loss realized will be disallowed to the extent the seller has acquired (or entered into a contract to acquire) substantially identical Shares within a period beginning 30 days before the disposition of Shares and ending 30 days after the disposition. In such case, the basis of the Shares acquired will be adjusted to reflect the disallowed loss. Gain or loss realized upon a sale of Shares generally will be treated as a capital gain or loss. The gain or loss will be a long-term capital gain or loss if the Shares were held for more than one year. In addition, if the Shares sold were not held for more than six months, any loss on the sale will be treated as long-term capital loss to the extent of any capital gain dividend received by the shareholder with respect to such Shares.

     The Company is required to withhold 31% of reportable payments (which may include dividends and capital gain distributions) to individuals and certain other non-corporate shareholders who do not provide the Company with a correct taxpayer identification number or who otherwise are subject to backup withholding. The certification of a shareholder's taxpayer identification number will be included in the Subscription Agreement to be provided with the Offering Memorandum.

     Federal withholding taxes at a rate of 30% (or a lesser treaty rate) may apply to distributions to shareholders who are nonresident aliens or foreign partnerships, trust or corporations. The rules governing United States federal income taxation of foreign shareholders are complex, and prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements.

     Individuals and certain other shareholders will be required to include in their gross income an amount of certain Company expenses relating to the production of gross income that are allocable to the shareholder. These shareholders, therefore, will therefore be deemed to receive gross income from the Company in excess of the distributions they actually receive. Such allocated expenses may be deductible by an individual shareholder as a miscellaneous itemized deduction, subject to the limitation on miscellaneous itemized deductions not exceeding 2% of adjusted gross income. The Company will notify shareholders following the end of each calendar year of the amounts of dividends and capital gain distributions paid or deemed paid during the year.

     Tax-Exempt Investors. Qualified plans, Individual Retirement Accounts and investors exempt from taxation under the internal Revenue Code Section 501(c)(3) (collectively, "Tax-Exempt Entities") are generally exempt from taxation except to the extent that they have unrelated business taxable income ("UBTI") (determined in accordance with Internal Revenue Code Sections 511-514). If the Company qualifies as a RIC, it is likely that distributions to a Tax-Exempt Entity shareholder that are treated as dividends will not be considered UBTI and will therefore be exempt from federal income tax even if the Company borrows to acquire its investment assets. Under Section 512(b) of the Internal Revenue Code, UBTI does not include dividends received by a Tax-Exempt Entity. As a general rule, the income tax provisions relating to corporation apply to RICs, unless Subchapter M of the Internal Revenue Code provides otherwise, and thus
Section 512(b) should apply to exclude from UBTI dividends paid by a RIC to a Tax-Exempt Entity. This conclusion is also supported by Revenue Ruling 66-106, which applies Section 512(b) to exclude from UBTI dividends paid to the tax-exempt shareholders of a real estate investment trust ("REIT"), a conduit entity that invests in real estate and is substantially similar to a RIC for tax purposes, on the same theory. However, if a Tax-Exempt Entity borrows money to purchase its Shares, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property rules."

     Social clubs, voluntary employee benefit associates, supplemental unemployment benefit trusts, and qualified group legal service organizations that are exempt from taxation under Internal Revenue Code Sections 501(c)(7),
(9), (17) and (20), respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. Dividends distributions by the Company to a charitable organization that is a private foundation should constitute investment income for purposes of the excise tax on net investment income of private foundations imposed by Section 4940 of the Internal Revenue Code.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE SEVERAL FACTORS DESCRIBED BELOW. EACH
PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

     RECENTLY ORGANIZED "DEVELOPMENT STAGE" COMPANY; LIMITED RESOURCES; NO PRESENT SOURCE OF REVENUES; NO OPERATING HISTORY; RELIANCE ON MANAGEMENT. The Company is newly organized and has not yet entered into any definitive financing transactions with any Portfolio Companies it will finance. Although the Company's Chairman and two of its advisory directors have had prior experience relating to the identification, evaluation and acquisition of target businesses, the Company has no such experience and, accordingly, there is only a limited basis upon which to evaluate the Company's prospects for achieving its intended business objectives. To date, the Company's efforts have been limited primarily to organizational activities and this offering. The Company has limited resources and has had no revenues to date. In addition, the Company will not achieve any revenues (other than interest income upon the proceeds of this offering) until, at the earliest it is able to sell its position of securities in an underlying portfolio company for a profit. The Company could require substantial time to become fully invested. Pending investment, all cash that the Company has received pursuant to this offering will be committed to short-term, high grade investments that present relatively low investment risk but provide a correspondingly lower return. The Company will be wholly dependent for the selection, structuring, closing and monitoring of all of its investments on the diligence and skill of its management, acting under the supervision of the Company's board of directors. There can be no assurance that the Company will attain its investment objective. Landon Barretto and Greg Zeitler, the senior officers of the Company, have no experience in acquiring and investing in growth stage companies and will have primary responsibility for the selection of the companies in which the Company will invest, the negotiation of the terms of such investments and the monitoring of such investments after they are made. Although Messrs. Barretto and Zeitler intend to devote such time as is necessary to the affairs of the Company, they are not required to devote full time to the management of the Company. Furthermore, there can be no assurance that either officer will remain associated with Griffin or that, if either officer ceased to be associated with Griffin, Griffin would be able to find a qualified person or persons to fill their positions.

     DILUTION. The present shareholders of the Company have acquired an interest in the Company at a total cost substantially less than the total cost the public investors will pay for their shares. Therefore, the public investors will bear most of the risk of loss. As of October 20, 1997, the Company authorized a total of 4,800,000 shares of common stock for issuance and 2,500,000 shares of its Series A Convertible Preferred Stock authorized for issuance, which equals to a net tangible book value of $7,300.00 or approximately $.001 per share. On November 19, 1997, pursuant to a consent to action by the Board of Directors of the Company, the Company agreed to rescind the authorization of 4,100,000 shares of common stock originally authorized on October 16, 1997 from certain officers and directors of the Company. The Board recommended such action to minimize the dilutive effects of this original issuance.

     No sales of the Company's stock have occurred to date. As of December 8, 1997, the officers, directors and other present shareholders were authorized to receive 700,000 shares of common stock and 2,500,000 shares of the Series A Convertible Preferred Stock for which they will contribute a total of $3,200.00 in cash or an average of $.001 per share. If the maximum number of shares being offered are sold, the present shareholders will own 700,000 shares or 41.18% of the Company's common stock to be outstanding, and the public purchasers will own 1,000,000 shares or 58.82% of the Company's common stock to be outstanding, for which the public purchasers will have paid to the Company a total of $1,000,000 (or $1.00 per share.) The following table illustrates the per share dilution without giving effect to the exercise of the Series A Convertible Preferred
Stock:

                                                                    Maximum Sold

         Public offering price per share of common (1)                     $1.00

         Net Asset Value per share before offering (2)                     $.001

         Increase per share attributable to new                           $.4902
         Investors

         Net Asset Value per share after offering    (3)                  $.4912

         Dilution of Net Asset Value per share to new                     $.5088
         investors

     (1)  Offering price before deduction of offering expenses.

     (2)  Determined   by  dividing   the  number  of  shares  of  common  stock
          outstanding into the net asset value of the company.

     (3) After deduction of offering expenses of $165,000 consisting of legal fees and blue sky registration expenses.

     The following table summarizes the comparative ownership and capital contributions of present shareholders and public investors assuming the maximum number of shares are sold:

                                                              Percent
                                                Total         of total   Average
                                    Percent     consid-       consid-    price
                       Shares       of total    eration       eration    per
                       Owned        Shares      paid          paid       share
                       -----        ------      ----          ----       -----


Present Shareholders   700,000      41.18       $700          0.07%      $.001

Public Investors       1,000,000    58.82       $1,000,000    99.93%     $1.00


     RECENT NOTICE OF INTENT TO ELECT BDC STATUS. The Company has, on October 17, 1997, filed with the Securities and Exchange Commission its intent to elect in good faith, within ninety days from the date of such filing, to be regulated as a Business Development Company under the 1940 Act and be subject to Sections 54 through 65 of said Act (BDC Provisions). Upon making this election, the Company is required to file a notice of its election and thus will be subject to the provisions of 1940 Act as it applies to Business Development Companies as of the date of such election. Thus, prior to filing its notice of election, the Company is not subject to the BDC Provisions of the 1940 Act. Although the Management of the Company has no intention of changing the status of the Company or in any way changing its current intent of being regulated as a business development company, there is no assurance that the Company will elect to be regulated as a business development company within 90 days of the date of filing its intent to be so regulated. This has several repercussions to the investor that may not be apparent at first. For example, should the Company choose not to elect to be regulated as a BDC under the 1940 Act (BDC Status), several of the restrictions imposed by the 1940 Act as it applies to transactions between affiliated persons and a business development company would not be applicable. Thus, notwithstanding an election of BDC status, an affiliated person of Griffin is not required to seek prior approval from the Securities and Exchange Commission or pursuant to approval from the majority of voting shareholders of the Company before entering into a transaction that would be otherwise be classified as 'interested' or in which they have a material direct or indirect interest.

INVESTMENT RISKS

     Substantial appreciation of the equity securities of Portfolio Companies is essential to achieving the Company's return objectives with respect to its investments.

     NATURE OF RISKS IN INVESTING IN GROWTH STAGE COMPANIES. Although investments in growth stage companies offer the opportunity for significant gains, each investment involves a high degree of business and financial risk that can result in substantial losses. Among these are the risks associated with investing in companies in an early-stage of development or with little or no operating history, companies operating at a loss or with substantial variations in operating results from period to period, and companies with the need for substantial additional capital to support expansion or to achieve or maintain a competitive position. Such companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing, and service capabilities, and a larger number of qualified managerial and technical personnel. Although the Company intends on mitigating its risk exposure by limiting its investments in early stage companies, there is no assurance that the portfolio companies in which it chooses to place a majority of its investment capital are not facing the same risks of companies that are inherent in start up companies. In addition, growth stage companies are likely to have a very limited operating history and thus evaluating their worthiness for investment will be more subjective on their future potential for growth and cannot be predicated on operating successes. The Company anticipates that it may make significant equity investments in companies in rapidly growing industries and changing high-technology fields; such companies may face special risks of product obsolescence and may encounter intense competition from other companies. These risks are explained in more detail below.

     TECHNOLOGY. Particularly in early-stage companies, a major risk is the potential inability of a Portfolio Company to commercialize its technology or product concept with the resources it has available. Although many of the Portfolio Companies may be later-stage companies that have developed products, the ultimate success of such companies will depend to a large extent on their ability to continue to create new products and improve existing ones. There can be no assurance that the development efforts of any Portfolio Company will be successful or, if successful, will be completed within the budget or time period originally estimated. Additional funds may be necessary to complete such development, and there is no assurance that such funds will be available from any source.

     MARKETING. The markets for new products and services may be highly competitive, rapidly changing, or both. Commercial success is frequently dependent on marketing and support resources, the effectiveness and sufficiency of which are very difficult to predict accurately. While this is a significant risk for all Portfolio Companies, it is one of the principal economic risks of second- and third-stage Portfolio Companies, which are anticipated to receive a large portion of the Company's equity investments. There can be no assurance that the marketing efforts of any particular Portfolio Company will be successful or that any such company's products or services can be sold at a price and volume that will allow it to be profitable. High technology products and services often have a limited market or life-span. No assurance can be given that the products or services of a particular Portfolio Company will not become obsolete or require significantly more capital to obtain or maintain an adequate market share for the success of the business.

     PERSONNEL. The success of any venture is dependent upon the availability of qualified personnel. The day-to-day operations crucial to success will be in the hands of the management of each Portfolio Company. Each company's management must have a philosophy and personality appropriate for that company's particular stage of development. Early-stage companies typically need entrepreneurial talents, while more mature companies require a higher level of infrastructure and managerial coordination. Competition for qualified personnel is intense at any stage of development. High turnover of personnel has become endemic in many rapidly growing industries and could severely disrupt a Portfolio Company's implementation of its business plan. Similarly, the ability of a Portfolio Company's personnel, particularly its founders, to accept and make the difficult transitions that occur as the company matures is hard to predict or manage. No assurance can be given that the Portfolio Companies will be able to attract and retain the qualified personnel necessary for success, or that the Company's Management can select Portfolio Companies that have, or can obtain, the necessary management resources.

     MANAGEMENT. The success of the Company will depend upon the success of the Portfolio Companies and, in great part, upon the abilities of their management. Although the Company's Management, in conjunction with other venture capital investors, expect to provide Portfolio Companies with a great deal of assistance (particularly with regard to capital formation, major personnel decisions, and strategic planning), the day-to-day operations will be in the hands of the management of the Portfolio Companies. As the Portfolio Companies have yet to be identified, Investors must rely upon the Company's Management to select
Portfolio Companies that have, or can obtain, the necessary management resources. There can be no assurance that such selection will be successful.

     COMPETITION. Most emerging markets are highly competitive. The Company anticipates that nearly all Portfolio Companies will compete against firms with more experience and greater financial resources than such companies.

     ADDITIONAL CAPITAL. The Company's Management expect that most Portfolio Companies will require additional equity financing to satisfy their working capital requirements. The amount of additional equity financing needed will depend upon the maturity and objectives of the particular company. Each round of venture financing (whether from the Company or other investors) is typically intended to provide a Portfolio Company with enough capital to reach the next major valuation milestone. If the funds provided are not sufficient, a company may have to raise additional capital at a price unfavorable to the existing investors, including the Company. The availability of capital is generally a function of capital market conditions that are beyond the control of the Company or any Portfolio Company. There can be no assurance that the Company's Management or the Portfolio Companies will be able to predict accurately the future capital requirements necessary for success or that additional funds will be available from any source.

     TIME REQUIRED TO MATURITY OF INVESTMENT. The Company's Management intend to invest funds available for equity investments as rapidly as is consistent with the investment objectives of the Company. However, it is anticipated that there will be a significant period of time (up to one to three years) before the Company has completed the initial selection of Portfolio Companies for its first round of equity investments. Venture capital investments typically take from four to eight years from the date of initial investment to reach a state of maturity at which liquidation can be considered. In light of the foregoing, it is unlikely that any significant distributions of the proceeds from the liquidation of equity investments will be made until the later years of the Company.

     ILLIQUIDITY OF VENTURE CAPITAL INVESTMENTS. It is anticipated that most of the holdings in Portfolio Companies will be securities that are subject to restrictions on resale. Generally, unless the securities are subsequently registered under the Securities Act of 1933 (the "Securities Act"), the Company will not be able to sell these securities unless it meets all of the conditions of Rule 144 or another rule under the Securities Act that permits limited sales under specified conditions. When restricted securities are sold to the public, the Company may be deemed an "underwriter," or possibly a controlling person, with respect thereto for the purpose of the Securities Act and may be subject to liability as such under the Securities Act.

     Other practical limitations may inhibit the Company's ability to sell or distribute the securities of Portfolio Companies. For example, the Company may own a relatively large percentage of a Portfolio Company's outstanding securities, or customers, other investors, financial institutions, or management may be relying on the Company's continued investment. Sales of securities of Portfolio Companies may also be limited by the overall condition of the securities market. In the past few years, the market for equity securities has been volatile, especially for securities of high-technology companies. Accordingly, the market price for public portfolio securities may be adversely affected by factors unrelated to the operating performance of the Portfolio
Companies.   The  above   limitations  on  liquidity  of  the  Company's  equity
investments could prevent a successful sale thereof, result in delay of any sale, or reduce the amount of proceeds that might otherwise be realized.

     NEED FOR FOLLOW-ON INVESTMENTS. Following its initial investment in Portfolio Companies, the Company anticipates that it will be called upon to provide additional funds to Portfolio Companies or have the opportunity to increase its investment in a successful situation. See "Business of the Company." Although the Company intends to maintain reasonable reserves and may borrow to make follow-on equity investments, there is no assurance that the Company will make follow-on investments or that the Company will have sufficient funds to make all such investments. If the Company is unwilling or unable to make a follow-on equity investment, the negative impact on a Portfolio Company in need of such investment may be substantial. The Company's failure to make a follow-on investment may also result in a significant reduction in the Company's ownership percentage in a Portfolio Company or a missed opportunity for the Company to increase its participation in a successful situation.

RISKS OF THE COMPANY

     PORTFOLIO COMPANIES UNIDENTIFIED. As of the date of this Prospectus, the Company has not made any equity commitments to any Portfolio Company. Therefore prospective investors will not have an opportunity to carefully evaluate any of the Portfolio Companies that the Company may eventually invest in and such evaluation will be entirely dependent upon the Company's Management for selecting and negotiating with these Portfolio Companies. If the Company makes material financing commitments to Portfolio Companies before the Offering Close Date, this Offering Circular will be supplemented and any and all future amendments will be posted on the Company's website under New Developments which will include any additional information about such companies.

     POTENTIAL LOSS OF ENTIRE INVESTMENT; FUNDING AND PORTFOLIO BALANCE. The Company will begin investment operations immediately. There is currently no assurance that the Company will be successful in raising the maximum of $1,000,000 will be raised by the Offering Close Date. The Company will disburse the first $165,000 raised pursuant to this to pay for expenses associated with preparing this offering and in registering this offering in each of the fifty States. SEE USE OF PROCEEDS. Therefore, should the company be unsuccessful in raising greater than $165,000 prior to the Offering Close Date, there is substantial risk of loss of the entire investment made by the initial investors of the Company. The number of investments, portfolio balance, and potential profitability of the Company could be affected by the amount of funds at its disposal and, if it were to continue investment operations with only a minimum amount of capitalization, the Company's investment return might be adversely affected by a single investment decision. At a lower funding level the number and diversity of investments will be smaller.

     SUBSTANTIAL INITIAL LOSSES. It is anticipated that most of the capitalization of the Company, except for operating cash reserves and funds set aside for follow-on investments in then-existing Portfolio Companies, will be expended or committed by the end of the year 2001, which is expected to be prior to the receipt of any substantial realized gains by the Company. The Company's Management anticipate that the Company and a number of the Portfolio Companies will sustain substantial losses in the initial three or four years of operation. It is possible that these losses may never be recovered. There can be no assurance that the Company will ever be profitable.

     RELIANCE ON MANAGEMENT. All decisions with respect to the management of the Company will be made exclusively by the Directors. Investors, except for the Company's Management, will have no right or power to take part in the management of the Company and will not receive any of the detailed financial information issued by Portfolio Companies that is available to the Directors and the Company's Management.

     ERISA CONSIDERATIONS. In considering an investment in the Company by a tax-exempt entity such as an employee benefit plan or individual retirement account subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), the fiduciary acting on behalf of such entity should be satisfied that such an investment is consistent with Sections 404 and 406 of ERISA and that the investment is prudent in light of the entity's cash flow and other objectives. To this end the Department of Labor has issued regulations that would characterize the assets of certain entities in which tax-exempt entities invest as "plan assets." Because the Company is expected to qualify as a "venture capital operating company" and the shares are "publicly offered securities" within the meaning of the regulations, the Company assets should not be considered plan assets. However, fiduciaries of tax-exempt entities are urged to consult their own advisors prior to investing in the Company.

     COMPETITION FOR INVESTMENTS. The Company expects to encounter competition from other entities having similar investment objectives (including others that are affiliated with the Company's Management). Historically, the primary competition for venture capital investments has been from venture capital funds and corporations, venture capital affiliates of large industrial and financial companies, small business investment companies, and wealthy individuals. Additional competition is anticipated from foreign investors and from large industrial and financial companies investing directly rather than through venture capital affiliates. Many of the Company's competitors are subject to regulatory requirements substantially different from those to which the Company is subject, and, as a consequence, they may have a competitive advantage to the extent that the regulations under which the Company operates restrict its abilities to take certain actions. The Company will frequently be a co-investor with other professional venture capital groups, and these relationships with other groups may expand the Company's access to investment opportunities.

     COMPETITION. Other entities and individuals compete for investments similar to those proposed to be made by the Company, some of whom may have greater resources than the Company. Furthermore, the Company's need to comply with provisions of the 1940 Act pertaining to BDCs and, if the Company qualifies as a RIC, provisions of the Internal Revenue Code pertaining to RICs might restrict the Company's flexibility as compared with its competitors. The need to compete for investment opportunities may make it necessary for the Company to offer Portfolio Companies more attractive transaction terms than otherwise might be the case.

     DISTRIBUTIONS. There can be no assurance that any distributions to the Investors will be made by the Company or that aggregate distributions, if any, will equal or exceed the Investors' investment in the Company. Sales of Portfolio Company securities will be the principal source of distributable cash to the Investors. The Directors have absolute discretion in the timing of distributions to the Investors, but the income tax liability of the Investors depends on the profits of the Company, regardless of whether distributions are made. Securities acquired by the Company through equity investments will be held by the Company and will be sold or distributed at the sole discretion of the Directors.

     PORTFOLIO COMPANY LIABILITIES. The Company will participate actively in the management of many Portfolio Companies, often having representatives serve as a member of a Portfolio Company's Board of Directors. Consequently, the Company may be subject to liability from lawsuits against its representatives as directors. Because director liability insurance is typically not available at a reasonable price, the Company's assets, including assets not related to those Portfolio Companies, may be exposed to the claims of creditors of such Portfolio Companies. The Company's Management will try to limit Company exposure to such claims and liabilities where practical; however, such efforts may not be successful. Although Investors generally will be liable only for the respective amounts of their Capital Contributions, liability for Portfolio Company claims or liabilities would adversely affect the amount of cash available for distribution to the Investors.

     DISCRETIONARY USE OF PROCEEDS. The Company's Management has broad discretion with respect to the specific application of the net proceeds of this offering, although substantially all of the net proceeds held in the Escrow Account from this offering are intended to be applied for investments in eligible portfolio companies which satisfy the Company's Investment Criteria.

     ILLIQUIDITY OF INVESTMENTS. The Company anticipates that substantially all of its portfolio investments (other than short-term investments) will consist of securities that at the time of acquisition are subject to restrictions on sale and for which no ready market will exist. Restricted securities cannot be sold publicly without prior agreement with the issuer to register the securities under the 1933 Act, or by selling such securities under Rule 144 or other provisions of the 1933 Act which permit only limited sales under specified conditions. Venture capital investments in the securities of portfolio companies are privately negotiated transactions, and there is no established trading market in which securities can be sold. In the case of warrants or equity securities, the Company generally will realize the value of such securities only if the issuer is able to make an initial public offering of its shares, or enters into a business combination with another company which purchases the Company's warrants or equity securities or exchanges them for publicly traded securities of the acquirer. The feasibility of such transactions depends upon the portfolio company's financial results as well as general economic and equity market conditions. Furthermore, even if the restricted warrants or equity securities owned become publicly-traded, the Company's ability to sell such securities may be limited by the lack of or limited nature of a trading market for such securities. When restricted securities are sold to the public, the Company, under certain circumstances, may be deemed an "underwriter" or a controlling person with respect thereto for the purposes of the 1933 Act, and be subject to liabilities as such under that Act.

     Because of the illiquidity of the Company's investments, a substantial portion of the Company's assets will be carried at fair value as determined by the board of directors. This value will not necessarily reflect the value of the assets which may be realized upon a sale.

     NON-DIVERSIFIED STATUS. The Company will be classified as a "non-diversified" investment company under the 1940 Act. At such time as the Company meets certain asset diversification requirements, the Company intends to qualify as a RIC under the Internal Revenue Code and will thereafter seek to meet the diversification standards thereunder. Nevertheless, the Company's assets may be subject to a greater risk of loss than if its investments were more widely diversified.

     Indemnification and Exculpation. The Company's Articles of Incorporation provide for indemnification of directors, officers, employees and agents of the Company to the full extent permitted by Maryland law and the 1940 Act. The
Articles of Incorporation also contain a provision eliminating personal liability of a Company director or officer to the Company or its shareholders for monetary damages for certain breaches of their duty of care.

     Selection of Disinterested Directors. Griffin intends that, prior to the closing of its Regulation E offering, a majority of the Company's directors will be disinterested directors. Although the continued tenure of all directors will be subject to annual election by shareholders, the initial selection of directors, including the disinterested directors, is made by the Manager.

(d)  Financial Information About Foreign and Domestic Operations and Export
Sales

        The Company has not commenced business and has no revenues or assets.

ITEM 2.  FINANCIAL INFORMATION

        The Company has not commenced business and has no revenues or assets.

ITEM 3.  PROPERTIES

     The Company has not commenced business and has no assets. It is anticipated that the Company's principal assets following commencement of operations will be securities.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

     The Registrant has 700,000 shares of Common Stock and 2,500,000 shares of Series A Preferred stock authorized for issuance as of the date of filing this Registration Statement. It is anticipated that, at the closing of its exempt public offering pursuant to Regulation E, the Registrant will have approximately 3,700,000 shares of Common Stock issued and outstanding and 2,500,000 shares of Series A preferred stock issued and outstanding, of which 700,000 shares of common stock and 2,500,000 shares of the Series A Preferred stock will be owned by officers, interested directors and affiliates to the Issuer.

    The following persons, as of October 15, 1997, either control the issuer as specified in section 2(a)(9) of the Investment Company Act of 1940 and/or are owners of more than five percent of any class of securities of the issuer.


Name                  Title/Class             Amount            % Class Owned(1)
----                  -----------             ------            ----------------
Landon Barretto       Common                  500,000                      29.41
                      Series A Preferred(2)   2,500,000                   100.00

Greg Zeitler          Common                  200,000                      11.76

     The above named individuals based on their percent holdings of the Company's Common Stock, are deemed to have controlling interests in the issuer as specified in section 2(a)(9) of the 1940 Act.
-----------------

     (1) Percent issued and outstanding based on completion of initial exempt public offering of 1,000,000 shares of common stock pursuant to Regulation E.

     (2) Series A Convertible Preferred Shares are redeemable on a one for five shares of common stock basis, where such conversion is subject to the occurrence of a significant redemption event as described more fully in Item 6 below.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

        The directors and executive officers of the Company are:

 NAME                                POSITION
 ----                                --------
Landon Barretto*                     President, Chairman, Chief Executive
1111 Third Avenue, 25th Floor        Officer
Seattle, Washington 98101

Kim Steele                           Interim Chief Financial Officer
1802 N. Carson Street, #256
Carson City, NV 89701

Greg Zeitler*                        Executive Vice President, Chief
1111 Third Avenue, 25th Floor        Operating Officer
Seattle, Washington 98101

Omar A. Rizvi, Esq.*                 Interim Corporate Secretary
980 North Michigan Avenue
Suite 1400
Chicago, Illinois 60611


----------------------------------------
*  Interested person of the Company within the meaning of the 1940 Act.


     The Board of Directors of the Company anticipates electing two additional disinterested directors. The Company's disinterested directors will each receive an annual fee from the Company of $3,000.00 to be determined at a later date. Such directors also will be reimbursed by the Company for their expenses in attending meetings of the board of directors or any committee thereof and will receive a fee for attendance in person at any meeting at a per diem rate of $500. The Company's compensation from the Company for their services as directors or officers is described more fully below.

The business backgrounds of the Company's directors and officers are as follows:

     LANDON BARRETTO. Mr. Barretto is the founder, President, Chairman of the Board and Chief Executive Officer of the Company. Mr. Barretto is also the President and CEO of Barretto Pacific Corporation, a Nevada company that provides financial intermediary services to public companies. In addition, Mr. Barretto was President of Landon Barretto Investor Services between 1984 and mid 1986, which was an introducing broker for Frankwell Enterprises of Hong Kong, a Securities and Commodities trading firm. From 1987 through 1993 Mr. Barretto was President of Landon Barretto Corporation, a financial intermediary providing financing to privately held companies. Mr. Barretto graduated in 1983 from Hawaii Pacific University with a degree in business management.

     GREG ZEITLER. Mr. Zeitler is the Chief Operating Officer of the Company. Mr. Zeitler's previous experience includes acting as a Principal in the Barretto Pacific Corporation; was responsible for managing and operating manufacturing and retail operations for Brixton Industries between 1994 through 1995; acted as the District Manager of Tee-Comm Electronics between 1993-1994 where he was responsible for managing and operating a provincial branch office; acted as a Financial Services Consultant between 1991-1993 for the Equinox Financial Group, a financial consulting firm. Mr. Zeitler is a 1991 Administrative Management Program Graduate of the British Columbia Institute of Technology.

     JACK W. MATZ, JR. Mr. Matz will serve as a member of the Board of Directors of the Company. Mr. Matz formerly was the Chairman and Chief Executive Officer of SA Telecommunications, a Dallas, Texas based publicly traded long distance telephone company. For more than eight years, Mr. Matz served as the founder and President of the company and its predecessor, Strategic Abstract & Title Corporation. Mr. Matz has also served as a director and/or executive officer of the following privately held corporations: Strategic Industries, Inc. an investment company (1982-1989), El Dorado Systems (Canada) Inc., a computer systems consulting firm (1983-1986), HCS Drilling and Operating Corporation, an oil and gas firm (1981-1984) and Koewell Oil and Gas Corporation (1980-1981). Prior to these relationships, Mr. Matz held numerous positions with the Chrysler Corporation, ending with the position of zone sales manager for the Rocky Mountain States in 1981.

     GERRY GILL. Mr. Gill will also serve as a member of the Board of Directors of the Company. Mr. Gill is the President and Chief Executive Officer of Chai-Na-Ta Corporation, a publicly traded company. Chai-Na-Ta is the largest ginseng company in the world. In addition, Mr. Gill has over 27 years of experience in corporate management and marketing. From 1990 to 1993 he was Vice President of Chai-Na-Ta and in June, 1993, he assumed the role of President. From 1982 to 1990 he was Executive Vice President and Chief Operating Officer of Yashamina International, a Japanese based firm producing and marketing industrial fasteners.

ITEM 6.  EXECUTIVE COMPENSATION.

     The Company has not had any operations nor has it paid any remuneration to any of its officers or directors to date. The Company's Chief Executive Officer and President have agreed not to receive any salary or any other form of cash compensation from the Company until such time that the Company has successfully acquired a controlling interest within a portfolio company. As such time, the officers and directors of the Company have agreed to have the issue of setting their respective cash compensation levels to be determined.

Name & Position                     Salary($)

Landon Barretto                     -0-
CEO

Greg Zeitler                        -0-
COO

All officers & directors as a
group                               -0-

     The Company's disinterested directors will each receive an annual fee from the Company of $3,000.00. Such directors will also be reimbursed by the Company for their expenses in attending meetings of the Board of Directors or any Committee thereof and will receive a fee for attendance in person at any meeting at a per diem rate of $500.00

     On November 19, 1997, the Board of Directors approved the authorization of Executive Employee Performance Warrants, which provide incentive warrants to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and pursuant to such authorized for issuance 3,100,000 warrants to purchase the equivalent amount of common stock to Mr. Landon Barretto and 300,000 warrants to purchase the equivalent amount of common stock to Mr. Greg Zeitler, where each warrant is redeemable for one share of common stock upon payment of a $1.00 per warrant redemption price to the Company. The warrants will vest and are redeemable at a rate equal to the cumulative earnings per share as reported by the Company in its annual audited financial statements as a percentage of one dollar cumulative earnings per share for the years 1998, 1999, and 2000. For example, if the Company earns $0.15 EPS in 1998, $0.30 EPS in 1999 and $0.55 EPS in 2000, then its executive employees that are employed in the following calendar year may exercise 15% of their aggregate warrants in 1999, 30% of their warrants in 2000 and the remaining 55% of their warrants in 2001.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

(a)  Transactions With Management and Others

     Notwithstanding the foregoing, the Company has not entered into any transaction, or series of similar transactions, since the beginning of the registrant's last fiscal year, or any any currently proposed transaction, or series of similar transactions, to which the registrant or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest.

     On October 8, 1997, the Registrant entered into a professional legal services agreement with the law firm of Rizvi & Associates, LLP, ("R&A,LLP") to provide certain legal services, for drafting of the company's initial offering circular pursuant to Regulation E, state blue sky compliance, and to act as interim corporate secretary for a period of three months commencing from the date the exempt offering circular is filed with the Securities and Exchange Commission. In consideration for the above services, the Registrant agreed to compensate R&A,LLP in the amount of $140,000. Omar A. Rizvi, the Managing Partner of R&A,LLP, was also elected to serve and currently serves as the interim corporate secretary of the Issuer, and, as a result of such relationships, is likely to receive an indirect or direct material interest as a result of the October 8, 1997 professional legal services agreement.

(b)  Certain Business Relationships

     The President and Chief Executive Officer of the Registrant, Mr. Landon Barretto, is also the President and majority and controlling shareholder of Barretto Pacific Corporation, a Nevada corporation which maintains offices in Vancouver, British Columbia. Although there is no present management contract for services between Barretto Pacific Corporation and the Registrant, it is anticipated that during the upcoming fiscal year Barretto Pacific Corporation will provide all or substantially all of the executive, managerial and administrative services (together "Management Services") required by the Registrant from its Vancouver and Seattle offices in exchange for which Barretto Pacific Corporation will receive a monthly management fee ("Monthly Service Fee") from the Registrant which will be periodically calculated to include (1) the combined salaries and other approved compensation for Mssrs. Barretto, Zeitler and such other employees of Barretto Pacific Corporation that perform services by and/or on behalf of the registrant greater than 35 hours per week; and (2) other general and administrative costs associated with performing the foregoing services by Barretto Pacific Corporation at its Vancouver and Seattle offices, including but not limited to a total or partial payment of office rent due at the Vancouver facility, telephone expenses, heat, utilities and similar items. Although Mssrs. Barretto and Zeitler will not receive any salary directly from the registrant, as a result of the foregoing contemplated contractual agreement, it is likely that Mssrs. Barretto, Zeitler and other employees of Barretto Pacific Corporation will receive a material and direct beneficial interest from the registrant equivalent to their respective salaries from the registrant. In addition, because Mssrs. Barretto and Zeitler are both officers and/or directors and controlling shareholders of the Registrant and employees of Barretto Pacific Corporation, it is unlikely that the salaries fixed to be paid to themselves and to other members of Barretto Pacific Corporation, or the Monthly Service Fee itself can be said will be negotiated at arms length.

(c)  Indebtedness of Management

        None.

(d)  Transactions With Promoters.

     On December 22, 1997, the Company ("Issuer") entered into a warrant agreement and investor relations consulting agreement with Savings and Retirement Service, LLC, a Texas LLC, ("SRS") in which the Company is to issue SRS as consideration for SRS entering into the Investor Relations Consulting Agreement ("IRCA Agreement") common stock purchase warrants to purchase up to 150,000 shares (the "Warrant Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), each Warrant entitling the holder thereof to purchase one share of Common Stock at a redemption price of $1.00. SRS, in turn, will provide the Registrant for a period of twelve months from the date of the IRCA Agreement, with Investor Relations Services including:

(a) The dissemination of information which [Issuer] will provide to [SRS] regarding [Issuer's] business and affairs, in the United States of America in jurisdictions where the [Issuer's] securities are recognized as well as dissemination through print and electronic media outlets, as well as to [SRS] existing base of clients and business associations;

(b) Communication on an ongoing basis with members of [SRS] existing base of clients and business associations concerning [Issuer's] business, business developments, and other material public information which is provided by [Issuer] to [SRS];

(c) [SRS] shall make itself available to field and answer questions raised by members of [SRS'] existing base of clients where such questions are of a general nature and concern the [Issuer's] business and business developments.


     The Company will be required to pay all organizational and offering expenses (including accounting, legal, printing, clerical, filing and other expenses) incurred by the Company & R&A, LLP in connection with the organization of the Company and this offering, estimated at $165,000. The Company will also pay all operating expenses except those specifically required to be borne by R&A, LLP and SRS, LLC, including (i) brokerage and commission expense and other transaction costs incident to the acquisition and dispositions of investments and the creation and perfection of security interests with respect thereto, (ii) federal, state and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon the Company, (iii) interest charges and other fees in connection with borrowings, (iv) SEC fees and expenses and any fees and expenses of state securities regulatory authorities, (v) expenses of printing and distributing reports and notices to shareholders, (vi) costs of proxy solicitation, (vii) costs of meetings of shareholders and the board of directors, (viii) charges and expenses of the Company's custodian, transfer and dividend disbursing agent, (ix) compensation and expenses of the Company's disinterested directors, and expenses of all directors in attending board or shareholder meetings, (x) legal and auditing expense, including expenses incident to the documentation for, and consummation of, venture capital transactions and legal actions to enforce the Company's rights under such loans and leases; (xi) costs of any certificates representing the Shares, (xii) costs of stationery and supplies, (xiii) the costs of membership by the Company in any trade organizations and (xiv) expenses associated with litigation and other extraordinary or non-recurring expenses.

     Other operating expenses required to be borne by the Company are: (i) all costs and fees incident to the selection and investigation of prospective Company investments, such as travel expenses and professional fees including legal and accounting fees and other costs incident to the documentation, closing or consummation of such transactions, (ii) the cost of adequate office space for the Company and all necessary office equipment and services, including telephone service, heat, utilities and similar items and (iii) the cost of providing the Company with such corporate, administrative and clerical personnel including officers and directors of the Company who are interested persons of the Barretto Pacific Corporation and are acting in their respective capacities as officers and directors) as the Company's board of directors reasonably deems necessary or advisable to perform the services required to be performed by Barretto Pacific Corporation on behalf of the Registrant.


ITEM 8.  LEGAL PROCEEDINGS

        None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)  Market Information

     The offer and sale of the Shares will not be registered under the 1933 Act on the ground that their issuance and sale is exempt from such registration requirements pursuant to Regulation E of the 1933 Act.

     Because the first $5,000,000 raised will be from shares that will be acquired by investors in transactions involving an exempt public offering pursuant to Regulation E, they will be unrestricted or "free-trading" securities and may be freely traded, transferred, assigned, pleadged or otherwise disposed of at the time of issuance.

(b)  Holders

     The Company has 700,000 shares of common stock authorized for issuance but no shares outstanding at the time of this filing. The 700,000 shares of common stock to be issued will be held by approximately 2 shareholders.

(c)  Dividends

     The Company intends to distribute to shareholders substantially all of its net investment income and net realized capital gains, if any, as determined for income tax purposes. Applicable law, including provisions of the 1940 Act, may limit the amount of dividends and other distributions payable by the Company. Income dividends will generally be paid quarterly to shareholders of record on the last day of each preceding calendar quarter end. Substantially all of the Company's net capital gain (the excess of net long-term capital gain over net short-term capital loss) and net short-term capital gain, if any, will be distributed at least annually with the Company's final quarterly dividend distribution for the year.

     The Company will seek to reinvest the proceeds of matured, repaid or resold investments, net of required distributions to shareholders, principal payments on borrowings and expenses or other obligations of the Company, in new loans or leases. The Company will also distribute to investors all proceeds received from principal payments and sales of investments, net of reserves and expenses, principal repayments on the Company's borrowings, amounts required to fund financing commitments entered into before such fourth anniversary, and any amounts paid on exercise of warrants. Distributions of such amounts are likely to cause annual distributions to exceed the earnings and profits of the Company available for distribution, in which case such excess will be considered a tax free return of capital to a shareholder to the extent of the shareholder's adjusted basis in his shares and then as capital gain.

ITEM 10.  RECENT SALES OF UNREGULATED SECURITIES

     The present shareholders of the Company have acquired an interest in the Company at a total cost substantially less than the total cost the public investors will pay for their shares. Therefore, the public investors will bear most of the risk of loss. As of October 20, 1997, the Company had a total of 4,800,000 shares of common stock authorized for issuance and 2,500,000 shares of its Series A Convertible Preferred Stock authroized for issuance, which equals to a net tangible book value of $7,300.00 once issued or approximately $.001 per share. On November 19, 1997, pursuant to a consent to action by the Board of Directors of the Company, the Company agreed to rescind the authorization of 4,100,000 shares of common stock originally authroized on October 16, 1997 from certain officers and directors of the Company. The Board recommended such action to minimize the dilutive effects of this original issuance.

     As of December 8, 1997, the officers, directors and other present shareholders will own 700,000 shares of common stock and 2,500,000 shares of the Series A Convertible Preferred Stock for which they will contribute a total of $3,200.00 in cash or an average of $.001 per share. If the maximum number of shares being offered during the Company's initial Reg. E offering are sold (Maximum=1,000,000 common shares), the present shareholders will own 700,000 shares or 41.18% of the Company's common stock to be outstanding, and the public purchasers will own 1,000,000 shares or 58.82% of the Company's common stock to be outstanding, for which the public purchasers will have paid to the Company a total of $1,000,000 (or $1.00 per share.) The following table illustrates the per share dilution without giving effect to the exercise of the Series A Convertible Preferred Stock:

                                                                    Maximum Sold

         Public offering price per share of common (1)              $1.00

         Net Asset Value per share before offering (2)              $.001

         Increase per share attributable to new                     $.4902
         Investors

         Net Asset Value per share after offering    (3)            $.4912

         Dilution of Net Asset Value per share to new               $.5088
         investors

     (1)  Offering price before deduction of offering expenses.
     (2)  Determined   by  dividing   the  number  of  shares  of  common  stock
          outstanding into the net asset value of the company.
     (3) After deduction of offering expenses of $165,000 consisting of legal fees and blue sky registration expenses.

     The following table summarizes the comparative ownership and capital contributions of present shareholders and public investors assuming the maximum number of shares are sold:


                                                                     Percent
                                                        Total        of total       Average
                                           Percent      consid-      consid-        price
                             Shares        of total     eration      eration        per
                             Owned         Shares       paid         paid           share
Present Shareholders         700,000       41.18        $700         0.07%          $.001

Public Investors             1,000,000     58.82        $1,000,000   99.93%         $1.00



ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     GENERAL. The Company is authorized to issue two classes of capital stock, 50,000,000 shares of "Common Stock", $.001 par value and 5,000,000 shares of "Preferred Stock", $.001 par value, respectively. The holders of the Company's outstanding shares of common stock will elect all of the directors and are entitled to one vote per share of Common Stock on all matters submitted to shareholder vote. Holders of Common Stock do not have preemptive or preferential rights to acquire any shares of the capital stock of the Corporation, and any or all of such shares, wherever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for consideration and on such terms as the Board of Directors determine of the Corporation determine in their discretion without first offering the shares to any shareholder of record.

     All of the shares of the Corporation's authorized capital stock, when issued for such consideration as the Board may determine shall be fully paid and nonassessable. The Board of Directors have the discretion and may, by adoption of a resolution of Bylaw, designate one or more Series of Preferred Stock and have the power to determine the conversion and/or redemption rights, preferences and privileges of each such Series of Preferred Stock provided that such conversion and/or redemption rights, preferences and privileges of any Series of Preferred Stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued Series of Preferred Stock.

     The Company has through Board Action designated a Series A Convertible Preferred Stock, where each Series A Convertible Preferred Stock, upon and subject to the occurrence of a redemption event or transaction, will convert into five shares of Common Stock. The Board has approved the following as acceptable redemption events which activate the conversion rights of the Series A Convertible Preferred Stock:

     (a) Any event or transaction, where the consummation of such event or transaction would constitute a control change of the corporation;

     (b) Any tender offer of shares made pursuant to Section 14 of the Securities Act of 1933 which, upon approval and completion, would effectuate a significant change of control of the corporation;

     (c) A liquidation or dissolution of the Company.

     Except as otherwise required under the 1940 Act, voting power for the election of directors and for all other purposes shall be exclusively vested in the holders of Common Stock. Each holder of a full or fractional share of Common Stock shall be entitled, in the case of full shares, to one vote for each such share and in the case of fractional shares, to a fraction of one vote corresponding to the fractional amount of each such fractional share, in each case based upon the number of shares registered in such holder's name on the books of the Corporation.

     In the event of a liquidation or dissolution of the Company, the holders of the Common Stock shall be entitled to receive all of the net assets of the Company. The assets so distributed to the stockholders shall be distributed among such stockholders, in case or in kind at the option of the directors, in proportion to the number of full and fractional shares of the class held by them and recorded on the books of the Company.

     TRANSFERABILITY OF SHARES. The offer and sale of the shares of Common Stock and together as, will be exempt from registration under the 1933 Act on the ground that their issuance and sale is exempt from such registration requirements pursuant to Regulation E of said Act. The Company intends to register its units and underlying securities therein pursuant to Regulation S-B and will file an appropriate registration statement under the Securities Exchange Act of 1934.

     Annual meetings of shareholders will be held beginning in 1998 and special meetings may be called by the Chairman of the board of directors or President, a majority of the board of directors or shareholders holding at least 25% of the outstanding Shares entitled to be voted at a meeting. The Company anticipates soliciting proxies from shareholders for each annual meeting. The Company's Articles of Incorporation can be amended by the affirmative vote of at least a majority of the Company's Shares outstanding and entitled to vote.

     The Company currently intends to issue share certificates. The ownership of uncertificated shares will be recorded on a stock ledger maintained by the Company's transfer agent. Share ownership may only be transferred in compliance with the provisions set forth herein under "Transferability of Shares". The transfer agent for the Shares shall notify the proposed purchaser of the Shares that the Shares are subject to certain rights and restrictions including, without limitation, the Company's right, to the extent permitted by law, to repurchase the Shares at a price equal to the lesser of: (i) 60% of the Shares' then current net asset value or (ii) the price at which the original subscriber purchased the Shares if the original owner of such Shares should default upon its obligation to make future required capital contributions. At the time of issue or registration of transfer of any uncertificated Shares, the Company or its transfer agent will deliver to the person designated by the registered holder of such Shares an account statement specifying the number and class of Shares being issued or transferred and certain other information. Share certificates, if any, will bear legends reflecting restrictions on their transferability, the existence of issuer's repurchase rights, and certain other matters.

     The Company's Articles of Incorporation provide that each holder of Shares will be required, upon demand, to disclose to the Company such information with respect to direct or indirect holdings of Shares as is deemed necessary to comply with provisions of the Internal Revenue Code applicable to the Company, to comply with requirements of any other appropriate taxing authority, or to comply with the provisions of the 1940 Act or ERISA.

     To purchase Shares, a prospective investor must deliver to the Company a completed, executed copy of the Subscription Agreement, such agreement and the signature page to be in the form provided with the Offering Memorandum. The Company may in its discretion require any prospective investor to complete an investor questionnaire in form acceptable to the Company before accepting such prospective investor's subscription.

     Subscriptions may be made only by executing and delivering a Subscription Agreement in the form specified by the Company. The rights and obligations under the Subscription Agreements may not be transferred or assigned by a subscriber without the consent of the Company.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The corporation law of the State of Maryland, under which the Company is incorporated, permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The law does not, however, allow the liability of directors and officers to the corporation or its stockholders to be limited to the extent that
(1) it is proved that the person actually received an improper benefit or profit or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Articles of Incorporation of the Company contain a provision limiting the liability of its directors and officers to the Company and its shareholders to the fullest extent permitted from time to time by the laws of Maryland (but not in violation of the 1940 Act). The Maryland corporation law also permits a corporation to indemnify its directors, officers and agents, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omissions of the party seeking to be indemnified was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the party actually received an improper personal benefit, or, in the case of any criminal proceeding, the party had reasonable cause to believe that the act or omission was unlawful. The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors, officers and agents (including the Manager and Adviser to the Manager) to the fullest extent permitted from time to time by the laws of Maryland, subject to the limitations on indemnification under the 1940 Act.

     The Company's Bylaws provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or agent of the Company against any liability asserted against that person and incurred by that person in or arising out of his or her position, whether or not the Company would have the power to indemnify him or her against such liability provided no such insurance so purchased will protect or purport to protect any officer or director against liabilities for willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        The Company has not commenced business and has prepared no financial statements.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        The Company has not commenced business and has prepared no financial statements.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements - None

     (b) Exhibits - See Exhibit Index following signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              GRIFFIN INDUSTRIES, INC.


Date:   January 20, 1998                   By:     /s/ LANDON BARRETTO
      -------------------                    --------------------------------
                                                  Landon Barretto,
                                                  Chief Executive Officer




                            GRIFFIN INDUSTRIES, INC.
                         (the "Company" or "Registrant")

                                  EXHIBIT INDEX
                                     FORM 10

EXHIBIT                          DESCRIPTION


3(i) Articles of Incorporation of the Company filed with the Maryland Secretary of State on October 14, 1997.

3(ii)Bylaws of the Company.

4.1  Form  of  Subscription   Agreement   between  the  Company  and  Individual
     Investors, previously filed.

4.2 Form of Warrant Agreement between the Company and Savings and Retirement Services, LLC.

10.1 Form of Investor Relations Consulting Agreement between the Company and Savings and Retirement Services, LLC.

10.2 Form  of  Legal  Services   Agreement  between  the  Company  and  Rizvi  &
     Associates, LLP